UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): June 6, 2014

Torchlight Energy Resources, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-36247	74-3237581
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

5700 W. Plano Parkway, Suite 3600
Plano, Texas 75093

(Address of principal executive offices)

Telephone – (214) 432-8002

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On June 6, 2014, our wholly-owned subsidiary, Torchlight Energy, Inc. (“TEI”) entered into and closed a Purchase and Sale Agreement with Zenith Petroleum Corporation.  Under the agreement, TEI purchased from Zenith certain oil and gas properties located in Oklahoma and received from Zenith $1,650,000 cash.  As consideration for the properties and cash, Zenith received 1,350,000 restricted shares of common stock of Torchlight Energy Resources, Inc.  The Purchase and Sale Agreement is included as Exhibit 10.1 to this current report, and a press release describing the acquisition is included as Exhibit 99.1.

Prior to the acquisition described above, in September 2013 we purchased from Zenith a 15.3% working interest in 5,101 net mineral acres in Kingfisher County, Oklahoma, for which Zenith received 558,356 restricted shares of common stock.

Item 2.01  Completion of Acquisition or Disposition of Assets.

The disclosure in “Item 1.01” above is incorporated herein by reference.

Item 3.02  Unregistered Sales of Equity Securities.

The disclosure in “Item 1.01” above is incorporated herein by reference.

The securities sold in the June 6, 2014 transaction described above were issued under the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder.  The issuance of securities did not involve a “public offering” based upon the following factors: (i) the issuance of the securities was an isolated private transaction; (ii) a limited number of securities were issued to a single purchaser; (iii) there were no public solicitations; (iv) the purchaser represented that it was an “accredited investor”; (v) the investment intent of the purchaser; and (vi) the restriction on transferability of the securities issued.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

10.1	Purchase and Sale Agreement between Torchlight Energy, Inc. and Zenith Petroleum Corporation dated June 6, 2014.

99.1	Press Release dated June 10, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Torchlight Energy Resources, Inc.

Date: June 10, 2014	By: /s/ John Brda
John Brda
President